FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-03

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]

Sent: Monday, October 21, 2019 2:00 PM

Subject: CGCMT 2019-GC43 -- New Issue Announcement (Public)

CGCMT 2019-GC43 -- New Issue Announcement (Public)

$936.873mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:	Citigroup, Goldman Sachs & Co. LLC

Co-Managers:	Deutsche Bank Securities Inc., Academy Securities, Inc., Drexel Hamilton, LLC

						U/W NOI
Class	S&P/Fitch/KBRA	Size($mm)	C/E	WAL	Cum LTV	Debt Yld
A-1	AAA(sf)/AAAsf/AAA(sf)	8.955	30.000%	2.97	43.1%	14.3%
A-2	AAA(sf)/AAAsf/AAA(sf)	41.294	30.000%	4.91	43.1%	14.3%
A-3	AAA(sf)/AAAsf/AAA(sf)	270.000*	30.000%	9.70*	43.1%	14.3%
A-4	AAA(sf)/AAAsf/AAA(sf)	297.302*	30.000%	9.85*	43.1%	14.3%
A-AB	AAA(sf)/AAAsf/AAA(sf)	13.585	30.000%	7.40	43.1%	14.3%
A-S	AA+(sf)/AAAsf/AAA(sf)	54.097	24.000%	9.91	46.8%	13.1%
B	NR/AA-sf/AA-(sf)	57.479	17.625%	9.91	50.7%	12.1%
C	NR/A-sf/A-(sf)	42.827	12.875%	9.97	53.7%	11.5%

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES

BELOW (in $mm):

CLASS EXPECTED RANGE OF BALANCE EXPECTED RANGE OF WAL

A-3 100.000 - 270.000 9.66-9.70

A-4 297.302 - 467.302 9.80-9.85

Collateral Summary

Initial Pool Balance:	$936.873mm
Number of Mortgage Loans:	34
Number of Mortgaged Properties:	75
Average Cut-off Date Mortgage Loan Balance:	$27.555mm
Weighted Average Mortgage Interest Rate:	3.63792%
Weighted Average Remaining Term to Maturity/ARD (months):	115
Weighted Average Remaining Amortization Term (months):	359
Weighted Average Cut-off Date LTV Ratio:	61.6%
Weighted Average Maturity Date/ARD LTV Ratio:	60.0%
Weighted Average Underwritten NCF Debt Service Coverage Ratio:	2.47x
Weighted Average Debt Yield on Underwritten NOI:	10.0%
% of Mortgaged Properties with Single Tenants:	45.1%
% of Mortgage Loans with Mezzanine Debt:	0.0%
% of Mortgage Loans with Subordinate Debt:	16.5%

Property Type:	51.3% Office, 21.7% Retail, 8.7% Mixed Use, 6.4% Multifamily,6.1% Industrial, 4.0% Hospitality, 1.7% Self Storage

Top 5 States:	20.2% Texas, 16.9% California, 15.7% New York, 9.9%
Nevada, 7.3% Florida

Risk Retention:	L-Shaped

Master Servicer:	Wells Fargo Bank, National Association
Special Servicer:	Rialto Capital Advisors, LLC
Operating Advisor:	Park Bridge Lender Services LLC
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Anticipated Pricing:	10/25/2019
Anticipated Settlement:	11/13/2019

Term Sheet
<Attached>

Annex
<Attached>

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, ANY DIRECTING HOLDER, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-228597) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.